Exhibit 99.1

Investors and Media:

Shantanu Agrawal

(630) 824-1907

SUNCOKE ENERGY, INC. REPORTS SECOND QUARTER 2020 RESULTS AND REISSUES 2020 GUIDANCE

•

Second quarter 2020 net income attributable to SXC was $6.5 million, or $0.08 per share, compared to $2.3 million, or $0.03 per share, in the prior year period. Adjusted EBITDA was $59.0 million in the current period

•	SunCoke continues to operate all facilities as an essential business, emphasizing employee health and safety by adhering to federal and state best practices

•	Successfully extended near-term expiring customer contracts and completed near-term coke supply relief agreements

•	Revised full-year 2020 Adjusted EBITDA guidance of $190 million to $200 million reflecting near-term coke supply relief provided to customers in exchange for extending existing contracts

•	Cost savings initiative, including a reduction in workforce, estimated to result in full year savings of approximately $10 million in 2021

LISLE, Ill. (August 3, 2020) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for the second quarter 2020 and provided updates on COVID-19 impact on business and result of customer negotiations.

“We recognize that COVID-19 has significantly impacted the steel industry as evident from recent steel capacity utilization rates. In response to the market challenges presented by COVID-19, we have taken proactive actions to work with our customers and provide near-term coke supply relief in exchange for extending existing contracts,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “We expect the impact of these short-term relief measures, net of cost savings initiatives, will result in a $40 - $50 million reduction in 2020 Adjusted EBITDA. We are pleased to have successfully addressed short-term market challenges with our customers while simultaneously assuring long term stability for our stakeholders.”

Rippey added, “In addition to the significant progress we have made with our customer contracts, we are also evaluating our cost structure to ensure that we remain a low cost coke and logistics service provider. We have taken certain actions, which while difficult during these unprecedented times, will help better position SunCoke for the future. We anticipate that these initiatives will achieve full year savings of approximately $10 million in 2021. We are also working on a transformational project to produce and sell foundry coke beginning in 2021. This alternative product will provide customer diversification and help address current blast furnace coke market dynamics.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
(Dollars in millions)	2020	2019	Increase (Decrease)
Revenues	$338.0	$407.5	$(69.5)
Net income attributable to SXC	$6.5	$2.3	$4.2
Adjusted EBITDA(1)	$59.0	$63.1	$(4.1)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenue in the second quarter 2020 decreased $69.5 million compared to the same prior year period, reflecting the pass through of lower coal prices in our Domestic Coke segment as well as lower volumes in both our Domestic Coke and Logistics segments.

Adjusted EBITDA decreased $4.1 million as compared to the same prior year period. Lower volumes were partly offset by operating and maintenance savings in our Domestic Coke segment.

Net income attributable to SXC increased $4.2 million from the prior year period. The decrease in operating results discussed above was more than offset by lower depreciation expense and the absence of $4.4 million in transaction costs incurred during the prior year period.

SECOND QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended June 30,
(Dollars in millions, except per ton amounts)	2020	2019	Increase (Decrease)
Revenues	$323.5	$378.0	$(54.5)
Adjusted EBITDA(1)	$61.6	$56.3	$5.3
Sales volumes (thousands of tons)	977	1,030	(53)
Adjusted EBITDA per ton(2)	$63.05	$54.66	$8.39

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Revenues decreased $54.5 million largely due to the pass through of lower coal costs, which decreased revenues by $42.8 million. Higher sales volumes from rebuilt ovens at our Indiana Harbor facility were more than offset by the impact of volume relief provided to our customers in 2020.

On a full year basis, we expect the volume relief provided to our customers to be approximately 550,000 tons and we now expect to produce approximately 3,750,000 tons of coke in 2020.

Adjusted EBITDA increased $5.3 million as operating and maintenance cost savings across the domestic coke fleet offset the decrease in volume discussed above.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal (“CMT”), Lake Terminal, Kanawha River Terminals (“KRT”) and Dismal River Terminal (“DRT”).

	Three Months Ended June 30,
(Dollars in millions, except per ton amounts)	2020	2019	Decrease
Revenues	$7.3	$19.5	$(12.2)
Intersegment sales	$5.2	$6.7	$(1.5)
Adjusted EBITDA(1)	$3.0	$11.8	$(8.8)
Tons handled (thousands of tons)	2,853	5,592	(2,739)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues and Adjusted EBITDA decreased by $12.2 million and $8.8 million, respectively, driven by lower throughput volumes and lower price partially offset by lower operating costs. Lower demand continued to impact coal volumes in the second quarter.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

Revenues and Adjusted EBITDA were $7.2 million and $3.2 million, respectively, during the second quarter 2020, which was lower than revenues and Adjusted EBITDA of $10.0 million and $4.3 million, respectively, during the second quarter 2019, driven by lower sales volumes.

Corporate and Other

Corporate and other expenses, which includes activity from our legacy coal mining business, was $8.8 million during the second quarter 2020, $0.5 million lower than $9.3 million during second quarter 2019. Corporate expenses in the current quarter included foundry related research and development costs of $0.6 million, which was more than offset by favorable employee related expenses as compared to the same prior year period.

2020 Revised Outlook

Our 2020 guidance, is as follows:

•	Domestic coke production is expected to be approximately 3.75 million tons

•	Domestic coke Adjusted EBITDA/ton is expected to be between $53 to $54/ton

•	Consolidated Adjusted EBITDA is expected to be between $190 to $200 million

•	Capital expenditures are projected to be approximately $80 million which includes approximately $12 million for foundry coke

•	Free Cash Flow is estimated to be between $36 million and $56 million

•	Cash taxes are projected to be between $0 to $4 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by using the following link: http://www.directeventreg.com/registration/event/9541916 Upon registration, each participant will be emailed a confirmation, dial-in details, and a registrant ID.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia and Brazil. We have more than 55 years of cokemaking experience serving the integrated steel industry. In addition, we provide export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, gain on extinguishment of debt, changes to our contingent consideration liability related to our acquisition of CMT, and/or transaction costs incurred as part of the Simplification Transaction. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under accounting principles generally accepted in the U.S. (“GAAP”) and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

•

Free Cash Flow (FCF) represents operating cash flow adjusted for capital expenditures. Management believes FCF is an important measure of liquidity. FCF is not a measure calculated in accordance with GAAP, and they should not be considered a substitute for operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

This press release and related conference call contains “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements include statements that are not strictly historical facts, and include, among other things, statements regarding: our expectations of financial results, condition and outlook; anticipated effects of the COVID-19 pandemic and responses thereto, including the pandemic’s impact on general economic and market conditions, as well as on our business, our customers, our results of operations and financial condition; anticipated actions to be taken by management to sustain SunCoke during the economic uncertainty caused by the pandemic and related business actions; and anticipated actions by governments to contain the spread of COVID-19 or mitigate the severity thereof.

Forward-looking statements often may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should,” or the negative of these terms, or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SunCoke, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SunCoke; and changes in tax, environmental and other laws and regulations applicable to SunCoke’s businesses.

Currently, such risks and uncertainties also include: SunCoke’s ability to manage its business during and after the COVID-19 pandemic; the impact of the COVID-19 pandemic on SunCoke’s results of operations, revenues, earnings and cash flows; SunCoke’s ability to reduce costs and capital spending in response to the COVID-19 pandemic; SunCoke’s balance sheet and liquidity throughout and following the COVID-19 pandemic; SunCoke’s prospects for financial performance and achievement of strategic objectives following the COVID-19 pandemic; capital allocation strategy following the COVID-19-related outbreak; and the general impact on our industry and on the U.S. and global economy resulting from COVID-19, including actions by domestic and foreign governments and others to contain the spread, or mitigate the severity, thereof.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors, see SunCoke’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SunCoke’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward- looking statements.

SunCoke Energy, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$338.0	$407.5	$720.7	$798.8
Costs and operating expenses
Cost of products sold and operating expenses	262.5	327.0	566.9	634.4
Selling, general and administrative expenses	16.5	21.9	32.7	38.6
Depreciation and amortization expense	34.1	37.0	68.2	74.2

Total costs and operating expenses	313.1	385.9	667.8	747.2

Operating income	24.9	21.6	52.9	51.6
Interest expense, net	14.9	15.1	29.5	29.9
Gain on extinguishment of debt	—	—	(2.9)	—

Income before income tax expense	10.0	6.5	26.3	21.7
Income tax expense	2.2	3.2	12.6	6.2

Net income	7.8	3.3	13.7	15.5
Less: Net income attributable to noncontrolling interests	1.3	1.0	2.3	3.4

Net income attributable to SunCoke Energy, Inc.	$6.5	$2.3	$11.4	$12.1

Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.08	$0.03	$0.14	$0.19
Diluted	$0.08	$0.03	$0.14	$0.18

Weighted average number of common shares outstanding:
Basic	82.8	65.9	83.2	65.4
Diluted	82.9	66.1	83.4	65.7

SunCoke Energy, Inc.

Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$81.1	$97.1
Receivables, net	49.5	59.5
Inventories	135.2	147.0
Income tax receivable	6.1	2.2
Other current assets	5.2	2.5

Total current assets	277.1	308.3

Properties, plants and equipment (net of accumulated depreciation of $969.5 million and $903.7 million at June 30, 2020 and December 31, 2019, respectively)	1,347.6	1,390.2
Goodwill and other intangible assets, net	36.8	38.1
Deferred charges and other assets	16.9	17.2

Total assets	$1,678.4	$1,753.8

Liabilities and Equity
Accounts payable	$72.9	$142.4
Accrued liabilities	41.7	47.3
Current portion of financing obligation	3.0	2.9
Interest payable	2.1	2.2

Total current liabilities	119.7	194.8

Long-term debt and financing obligation	768.1	780.0
Accrual for black lung benefits	51.3	50.5
Retirement benefit liabilities	23.5	24.5
Deferred income taxes	162.6	147.6
Asset retirement obligations	14.9	14.4
Other deferred credits and liabilities	22.8	23.6

Total liabilities	1,162.9	1,235.4

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both June 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 98,172,557 and 98,047,389 shares at June 30, 2020 and December 31, 2019, respectively	1.0	1.0
Treasury stock, 15,404,482 and 13,783,182 shares at June 30, 2020 and December 31, 2019, respectively	(184.0)	(177.0)
Additional paid-in capital	714.1	712.1
Accumulated other comprehensive loss	(15.9)	(14.4)
Retained deficit	(28.8)	(30.1)

Total SunCoke Energy, Inc. stockholders’ equity	486.4	491.6
Noncontrolling interest	29.1	26.8

Total equity	515.5	518.4

Total liabilities and equity	$1,678.4	$1,753.8

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2020	2019
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$13.7	$15.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	68.2	74.2
Deferred income tax expense	15.0	1.8
Payments in excess of expense for postretirement plan benefits	(1.0)	(1.1)
Share-based compensation expense	2.3	2.1
Gain on extinguishment of debt	(2.9)	—
Changes in working capital pertaining to operating activities:
Receivables	10.0	(23.5)
Inventories	11.8	(65.3)
Accounts payable	(56.9)	23.0
Accrued liabilities	(5.5)	10.7
Interest payable	(0.1)	0.3
Income taxes	(3.9)	(2.5)
Other	(2.1)	0.4

Net cash provided by operating activities	48.6	35.6

Cash Flows from Investing Activities:
Capital expenditures	(36.9)	(53.1)
Other investing activities	—	0.2

Net cash used in investing activities	(36.9)	(52.9)

Cash Flows from Financing Activities:
Repayment of long-term debt	(8.9)	(0.6)
Proceeds from revolving credit facility	247.2	175.6
Repayment of revolving credit facility	(247.2)	(180.6)
Repayment of financing obligation	(1.4)	(1.4)
Shares repurchased	(7.0)	—
Dividends paid	(10.0)	—
Cash distribution to noncontrolling interests	—	(14.2)
Other financing activities	(0.4)	(5.0)

Net cash used in financing activities	(27.7)	(26.2)

Net decrease in cash and cash equivalents	(16.0)	(43.5)
Cash and cash equivalents at beginning of period	97.1	145.7

Cash and cash equivalents at end of period	$81.1	$102.2

Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of zero and $2.3 million, respectively	$27.3	$28.0
Income taxes paid, net of refunds of $0.3 million and zero, respectively	$1.4	$6.5

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and six months ended June 30, 2020 and 2019, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$323.5	$378.0	$688.7	$737.3
Brazil Coke	7.2	10.0	15.7	19.7
Logistics	7.3	19.5	16.3	41.8
Logistics intersegment sales	5.2	6.7	11.8	13.2
Elimination of intersegment sales	(5.2)	(6.7)	(11.8)	(13.2)

Total sales and other operating revenues	$338.0	$407.5	$720.7	$798.8

Adjusted EBITDA(1):
Domestic Coke	$61.6	$56.3	$125.0	$114.8
Brazil Coke	3.2	4.3	7.3	8.8
Logistics	3.0	11.8	6.3	24.5
Corporate and Other(2)	(8.8)	(9.3)	(17.5)	(17.7)

Total Adjusted EBITDA	$59.0	$63.1	$121.1	$130.4

Coke Operating Data:
Domestic Coke capacity utilization	94%	97%	98%	97%
Domestic Coke production volumes (thousands of tons)	987	1,030	2,056	2,036
Domestic Coke sales volumes (thousands of tons)	977	1,030	2,041	2,034
Domestic Coke Adjusted EBITDA per ton(3)	$63.05	$54.66	$61.24	$56.44
Brazilian Coke production—operated facility (thousands of tons)	270	424	680	843

Logistics Operating Data:
Tons handled (thousands of tons)	2,853	5,592	7,067	11,376

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)

Corporate and Other includes activity from our legacy coal mining business, which contributed Adjusted EBITDA losses of $2.4 million and $4.5 million during the three and six months ended June 30, 2020, respectively, and $2.0 million and $3.8 million for the three and six months ended June 30, 2019, respectively. Additionally, Corporate and Other includes foundry related research and development costs of $0.6 million and $1.4 million during the three and six months ended June 30, 2020, respectively.

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in millions)
Net income attributable to SunCoke Energy, Inc.	$6.5	$2.3	$11.4	$12.1
Add: Net income attributable to noncontrolling interests	1.3	1.0	2.3	3.4

Net income	$7.8	$3.3	$13.7	$15.5

Add:
Depreciation and amortization expense	34.1	37.0	68.2	74.2
Interest expense, net	14.9	15.1	29.5	29.9
Gain on extinguishment of debt	—	—	(2.9)	—
Income tax expense	2.2	3.2	12.6	6.2
Contingent consideration adjustments(1)	—	0.1	—	(0.3)
Simplification Transaction costs(2)	—	4.4	—	4.9

Adjusted EBITDA	59.0	63.1	121.1	130.4

Subtract: Adjusted EBITDA attributable to noncontrolling interest(3)	2.3	18.6	4.3	37.5

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$56.7	$44.5	$116.8	$92.9

(1)

In connection with the CMT acquisition, the Company entered into a contingent consideration arrangement that required the Company to make future payments to the seller based on future volume over a specified threshold, price and contract renewals. Contingent consideration adjustments in the first half of 2019 were primarily the result of modifications to the volume forecast. This liability was written to zero during the third quarter of 2019, and the related contract was terminated in 2020.

(2)	Costs expensed by the Partnership associated with SunCoke’s acquisition of all outstanding Partnership common units not already owned by SunCoke on June 28, 2019 (“Simplification Transaction”).
(3)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders prior to the Simplification Transaction.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Estimated 2020 Net Income

to Estimated Consolidated Adjusted EBITDA

	2020
	Low	High
	(Dollars in millions)
Net income	$0	$10
Add:
Depreciation and amortization expense	132	128
Interest expense, net	57	57
Gain on extinguishment of debt	(3)	(3)
Income tax expense	2	5
Restructuring charges(1)	2	3

Adjusted EBITDA	$190	$200

Subtract:
Adjusted EBITDA attributable to noncontrolling interest(2)	7	7

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$183	$193

(1)	Charges related to a company-wide restructuring and cost-reduction initiative.
(2)	Reflects noncontrolling interest in Indiana Harbor.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Estimated 2020 Operating Cash Flow

to Estimated 2020 Free Cash Flow

	2020
	Low	High
	(Dollars in millions)
Operating Cash Flow	$116	$136
Capital Expenditures	$(80)	$(80)

Free Cash Flow (FCF)	$36	$56